EXHIBIT 99.1

[Cogent logo] FOR IMMEDIATE RELEASE

Cogent Contacts:

For Public Relations: For Investor Relations:
Travis Wachter            John Chang
+ 1 (202) 295-4217 + 1 (202) 295-4212
twachter@cogentco.com            investor.relations@cogentco.com

Cogent Communications Hires New Chief Revenue Officer

WASHINGTON, D.C. August 1, 2013 – Cogent Communications Group, Inc. (NASDAQ: CCOI) today announced that Ernest Ortega has been hired as Vice President of Global Sales and Chief Revenue Officer.

“Ernie is a great addition to our senior team and we know his experience in the industry will contribute to further sales growth,” said Dave Schaeffer, Cogent’s Chief Executive Officer and Chairman of the Board of Directors.

Prior to joining Cogent, Mr. Ortega served as Executive Vice President of Sales and Marketing at XO Communications where he had been employed since 2003.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP, consistently ranked as one of the top five Internet backbone networks in the world. Cogent specializes in providing businesses with high speed Internet access, Ethernet transport and colocation services. Cogent’s facilities-based, all-optical IP network provides services in over 180 markets globally.

Since its inception, Cogent has unleashed the benefits of IP technology, building one of the largest and highest capacity IP networks in the world. This network enables Cogent to offer large bandwidth connections at highly competitive prices. Cogent also offers superior customer support by virtue of its end-to-end control of service delivery and network monitoring.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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